EXHIBIT 10.17

PCM, Inc.

Summary of Executive Incentive Plan

In February 2016, the Committee and Board of Directors adopted and approved the 2016 Executive Incentive Plan (the “Plan”), which is effective for the 2016 fiscal year. Under the Plan, cash incentive amounts will be based upon two performance objectives, weighted differently for each executive eligible to participate in the Plan: (1) attainment of a target consolidated EBITDA (the “Consolidated Target”) and (2) attainment of individual qualitative targets (the “Qualitative Target”). EBITDA is defined under the Plan as earnings before interest, taxes, depreciation and amortization on a consolidated basis, and adjusted for non-recurring special charges, if any, to be excluded from the calculation of EBITDA in the discretion of the Committee, including but not limited to non-cash adjustments such as goodwill and intangible asset adjustments, material unforeseen litigation and restructuring and related costs.

The Plan will be funded at an individual target amount for each participant if the Company achieves 100% of the Consolidated Target for the 2016 calendar year. The Plan also has a minimum EBITDA for any quantitative cash incentive to be paid under the Plan and contains decelerators based on performance below the respective quantitative performance target, with a threshold set at 80% of target, or the prior year comparable amount, whichever is higher. Quantitative cash incentives will be paid at 50% of the incentive target if the Company’s performance equals the minimum target threshold for payment of the quantitative cash amounts. If the Company’s performance falls below the threshold, no quantitative cash incentive will be earned.

The Plan also contains accelerators under which the cash incentive amounts can exceed the above described target amounts, with the maximum cash incentive amount equal to 200% of target cash incentive amounts, which will be paid if the Company’s performance equals or exceeds 125% of the respective performance target. The Plan further generally allows for 50% of the annual cash incentive targets to be paid in non-recoverable quarterly increments based on quarterly targets that make up components of the respective annual targets.

Messrs. LaVerne, Newton and Abuyounes each have certain individual qualitative targets that are tailored for his respective responsibilities to the Company based on recommendations made by our Chief Executive Officer and approved by the Committee and are paid quarterly or annually in the discretion of the Committee. These qualitative targets make up 33% of total cash incentive opportunity for each of Messrs. LaVerne and Abuyounes and 100% of the cash incentive opportunity for Mr. Newton.

The total annual cash incentive opportunity for the participating executive officers equals 89% of base salary for Mr. Khulusi, 50% of base salary for Mr. Miley, and 40% of base salary for each of Messrs. LaVerne, Newton and Abuyounes.

All amounts funded under the Plan may be increased or reduced for each executive officer at the sole discretion of the Committee based upon qualitative or quantitative factors which the Committee may deem appropriate from time to time. In addition to participation in the Plan, all of our executive officers are eligible for additional discretionary cash incentives or bonuses as determined from time to time by the Committee. No cash amount is earned until it is paid under any of these plans. Therefore, in the event the employment of an executive eligible under these plans is terminated (either by the company or by the eligible executive, whether voluntarily or involuntarily) before any amount is paid, the executive will not be deemed to have earned the applicable cash incentive or bonus and will not be entitled to any portion of such amounts.